Exhibit No. 10(a)(*)

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement) is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Annette Miller (the “Employee”) as of the 15th day of December, 2014 (the “Effective Date”).
WHEREAS, in connection with the Employee’s employment with the Corporation, the Employee will have access to confidential, proprietary and trade secret information of the Corporation and its affiliates and relating to the business of the Corporation and its affiliates, which confidential, proprietary and trade secret information the Corporation and its affiliates desire to protect from disclosure and unfair competition.
WHEREAS, the Employee specifically acknowledges that executing this Agreement makes the Employee eligible for employment and incentive compensation and severance opportunities for which the Employee would not be eligible if the Employee did not enter into this Agreement with the Corporation.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee hereby agree as follows:
1.    EMPLOYMENT COMMENCEMENT DATE; PERIOD OF EMPLOYMENT.
(a)    Period of Employment. The Corporation agrees to employ the Employee, and the Employee agrees to serve the Corporation, upon the terms and conditions hereinafter set forth. The employment of the Employee by the Corporation pursuant to this Agreement shall be for a period beginning on the Effective Date and continuing until the Employee’s employment is terminated as provided in Section 5 herein (the “Employment Period”).
(c)    Definitions. Various terms are defined either where they first appear underlined in this Agreement or in Section 7.
2.    DUTIES. During the Employment Period, the Employee agrees to serve the Corporation faithfully and to the best of the Employee’s ability under the direction of the Chief Executive Officer and the Board of Directors of the Corporation (the “Board”), devoting the Employee’s entire business time, energy and skill to such employment, and to perform from time to time such services and act in such office or capacity as the President and the Board shall request. The Employee shall follow applicable policies and procedures adopted by the Corporation from time to time, including without limitation policies relating to business ethics, conflicts of interest, non-discrimination, and confidentiality and protection of trade secrets.
3.    OFFICE FACILITIES. During the Employment Period under this Agreement, the Employee shall have the Employee’s office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota.
4.    COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENTS. As compensation for the Employee’s services performed as an officer and employee of the Corporation, the Corporation shall pay or provide to the Employee the following compensation, benefits and expense reimbursements during the Employment Period:

(a)    Base Salary. The Corporation shall pay the Employee a base salary (the “Base Salary”), initially at the rate of $360,000 per annum, payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its officers. Such Base Salary may be modified by the Chief Executive Officer or the Compensation Committee of the Board of Directors (or, if the Employee is an “Executive Officer” under regulations of the Securities and Exchange Commission, then only by the Compensation Committee of the Board of Directors) in their sole discretion. Following any such modification, any then-current Base Salary shall be the “Base Salary” for purposes of this Agreement.
(b)    Bonus. The Corporation shall grant the Employee an award under the Regis Corporation Short Term Incentive Plan (“Short Term Plan”) for the fiscal year ending June 30, 2015, with a guaranteed payout equal to $87,750, which is 45% of the Employee’s initial Base Salary, prorated to the portion of the year from the Effective Date to the fiscal year end (the “FY15 Bonus Award”). For each successive year thereafter during the Employment Period, to the extent the Employee meets the eligibility requirements, the Employee shall be eligible for an annual performance bonus (the “Bonus”) as determined under the provisions of the then-applicable Regis Corporation Short Term Incentive Plan (“Short Term Plan”), as amended from time to time, any successor to such plan, or such other annual incentive compensation program developed for the Corporation’s officers, with performance goals and other terms consistent with other officers of the Corporation. The FY15 Bonus Award and any other Bonus shall be paid at the same time as bonuses are paid to other officers of the Corporation under the then-applicable Short Term Plan.
(c)    Equity Incentive Awards. To the extent the Employee meets the eligibility requirements, the Employee shall be eligible for an annual grant of equity pursuant to the Regis Corporation 2004 Long-Term Incentive Plan, as amended from time to time, any successor to such plan, or such other long-term incentive compensation program developed for the Corporation’s officers (the “Long Term Plan”), with the type of equity award, performance goals and other terms consistent with other Senior Vice Presidents of the Corporation. Any annual Equity Incentive Award shall be paid at the same time as annual equity awards are made to other officers of the Corporation under the then-applicable Long Term Plan, and shall be subject to the Employee’s execution of an applicable award agreement approved by the Corporation and the terms and conditions of the Long Term Plan.
(d)    Special Sign-On Equity Award. On the Effective Date, the Employee shall receive an equity award under, and in accordance with the terms and provisions of each of (i) the Regis Corporation 2004 Long Term Incentive Plan (“Long Term Plan”) and (ii) the Corporation’s equity award agreements with its executive officers for its fiscal 2015 awards granted on August 29, 2014 (the “FY2015 Equity Award”). For the FY2015 Equity Award, the Employee will be awarded equity with a projected total value of $250,000 comprised of the following: (i) twenty percent (20% or approximately $50,000) in an award of restricted stock units vesting ratably over a three (3) year period, (ii) forty percent (40% or approximately $100,000) in a performance share award that will cliff vest on the three (3) year anniversary subject to attainment of performance goals during the Corporation’s 2015 fiscal year, as determined by the Committee, and (iii) forty percent (40% or approximately $100,000) in an award of stock appreciation rights vesting ratably over a three (3) year period. To determine the number of shares for each type of award, the projected total value will be multiplied by the applicable percentage, and then, in the case of the restricted stock units and performance shares, divided by the fair market value of a share of the Corporation’s stock on the date of grant and, in the case of the stock appreciation rights, divided by the Black-Scholes value of a share of the Corporation’s stock on the date of grant. The above-described award is subject to the Employee’s execution of applicable award agreements approved by the Committee and terms and conditions of the Long Term Plan.
(e)     Health, Welfare and Retirement Plans; Vacation. To the extent the Employee meets the eligibility requirements for such arrangements, plans or programs, the Employee shall be entitled to:
(i)    participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;
(ii)    participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to officers of the Corporation; and
(iii)    take vacations and be entitled to sick leave in accordance with the Corporation’s policy for officers of the Corporation.
For the sake of clarity, the Corporation may modify its health, welfare, retirement and other benefit plans and vacation and sick leave policies from time to time and the Employee’s rights under these plans are subject to change in the event of any such modifications, provided that he will receive the benefits generally provided to other officers of the Corporation. In addition, the Employee acknowledges that the Corporation has frozen its Employee Retirement Savings Plan effective June 30, 2012 and, the Employee will have no right to participate in that plan.
(f)    Other Benefits and Perquisites. The Employee shall be offered any additional employee benefits and perquisites the Corporation offers to other Senior Vice Presidents of the Corporation (to the extent the Employee otherwise satisfies the eligibility criteria for such benefits), including receipt of an annual perquisite account of $32,000.
(g)    Expenses. During the Employment Period, the Employee shall be reimbursed for reasonable business expenses incurred in connection with the performance of the Employee’s duties hereunder consistent with the Corporation’s policy regarding reimbursement of such expenses, including submission of appropriate receipts. With respect to any benefits or payments received or owed to the Employee hereunder, the Employee shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.
5.    TERMINATION OF EMPLOYMENT. The employment of the Employee by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Employee at any time as follows:

(a)    Death. In the event of the Employee’s death, such employment shall terminate on the date of death.
(b)    Permanent Disability. In the event of the Employee’s physical or mental disability or health impairment which prevents the effective performance by the Employee of the Employee’s duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which the Employee becomes entitled to disability compensation benefits under the Corporation’s long term disability insurance policy or program as then in effect or (ii) with respect to health impairment, after Employee has been unable to substantially perform the Employee’s services hereunder for six consecutive months. Any dispute as to the Employee’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.
(c)    Cause. The Corporation, by giving written notice of termination to the Employee, may terminate such employment hereunder for Cause.
(d)    Without Cause. The Corporation may terminate such employment without Cause (which shall be for any reason not covered by preceding Sections 5(a) through (c)), with such termination to be effective upon the date specified by the Corporation in a written notice delivered to the Employee.
(e)    By the Employee For Good Reason. The Employee may terminate such employment for an applicable Good Reason, subject to the process described in the Good Reason definition in Section 7.
(f)    By the Employee Without Good Reason. The Employee may terminate such employment for any reason other than Good Reason upon thirty (30) days advance notice to the Corporation.
(g)    Notice of Termination. Any termination of the Employee’s employment by the Corporation or by the Employee (other than termination based on the Employee’s death) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.
(h)    Date of Termination. The date upon which the Employee’s termination of employment with the Corporation occurs is the “Date of Termination.” For purposes of Sections 6(b) and 6(c) of this Agreement only, with respect to the timing of any payments thereunder, the Date of Termination shall mean the date on which a “separation from service” has occurred for purposes of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. Section 1.409A-1(h).

6.    PAYMENTS UPON TERMINATION.
(a)    Death or Disability. If the Employee’s employment is terminated by reason of the Employee’s death or permanent disability, he (or the legal representative of the Employee’s estate in the event of the Employee’s death) shall be entitled to the following:
(i)     Accrued Compensation. All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law. All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.
(ii)    Accrued Obligations. In addition, the Employee shall be entitled to payment of all accrued vacation pay.
(b)    Termination Without Cause or for Good Reason Prior to a Change in Control or More Than Twenty-Four Months After a Change in Control. If, prior to a Change in Control or more than twenty-four (24) months after a Change in Control, the Employee’s employment pursuant to this Agreement is terminated by the Corporation without Cause or the Employee terminates her employment for Good Reason, then the Employee shall be entitled to and shall receive the following:
(i)    Accrued Compensation. All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which she may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law. All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.
(ii)    Accrued Obligations. In addition, the Employee shall be entitled to payment of all accrued vacation pay.
(iii)    Severance Payment. Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Employee shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(b)(iii) as the “Severance Payment”): (1) an amount equal to the pro rata Bonus for the fiscal year in which the Date of Termination occurs, determined by pro rating the Bonus the Employee would have received had the Employee remained employed through the payment date of any such Bonus (the proration shall be a fraction whose numerator is the number of days the Employee was employed by the Corporation that fiscal year through and including the Date of Termination and the denominator is 365), payable at the same time as bonuses are paid to other then-current officers of the Corporation under the then-applicable Short Term Plan for the fiscal year in which the Date of Termination occurs, plus (2) an amount equal to one times the Employee’s Base Salary as of the Date of Termination, payable in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Date of Termination and continuing for twelve (12) consecutive months; provided, however, that any Severance Payment installments payable under this Section 6(b)(iii) that otherwise would be paid during the first sixty (60) days after the Date of Termination will be delayed and included in the first installment paid to the Employee on the first payroll date that is more than sixty (60) days after the Date of Termination, and provided further that if the Employee is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Date of Termination, then no payments of deferred compensation payable due to Employee’s separation from service for purposes of section 409A of the Code shall be made under this Agreement until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay. Furthermore, any Severance Payment owed to the Employee under subsections (A) or (B) above will be reduced by the amount of any compensation earned by the Employee for any consulting or employment services provided on a substantially full-time basis during the period of time Employee receives Severance Payment installments under subsection (A) or (B) above, to the extent such compensation is payable by an entity unrelated to the Corporation.
(iv)    Benefits Continuation. Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Corporation will pay the employer portion of the Employee’s COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time the Employee remains eligible to receive the Severance Payment installments under Section 6(b)(iii) (up to a maximum of twelve (12) months), provided the Employee timely elects COBRA coverage. Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plans, or (C) ceases to be eligible to receive the Severance Payment installments under Section 6(b)(iii).
(c)    Termination Without Cause or for Good Reason Within Twenty-Four Months After a Change in Control. If a Change in Control occurs during the Employment Period and if within twenty-four (24) months after the Change in Control the Employee’s employment pursuant to this Agreement is terminated by the Corporation without Cause or the Employee terminates her employment for Good Reason, then the Employee shall be entitled to and shall receive the following:

(i)    Accrued Compensation. All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which she may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law. All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.
(ii)    Accrued Obligations. In addition, the Employee shall be entitled to payment of all accrued vacation pay.
(iii)    Severance Payment. Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Employee shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(c)(iii) as the “Severance Payment”): (A) an amount equal to two times the Employee’s Base Salary as of the Date of Termination, plus (B) an amount equal to two times the Employee’s target Bonus for the fiscal year in which the Date of Termination occurs. The Severance Payment described in subsections (A) and (B) above shall be added together and will be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies based on a 24-month payment schedule commencing on the Date of Termination. Notwithstanding the forgoing, any installments that otherwise would be payable on the regular payroll dates between the Date of Termination and first day of the seventh (7th) month following the Date of Termination shall be delayed until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay. Furthermore, any Severance Payment owed to the Employee will be reduced by the amount of any compensation earned by the Employee for any consulting or employment services provided on a substantially full-time basis for the period to which the corresponding Severance Payment relates.
(iv)    Benefits Continuation. Subject to the Employee signing and not revoking a release of claims in a form prescribed by the Corporation and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Employee, the Corporation will pay the employer portion of the Employee’s COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time the Employee remains eligible to receive the Severance Payment installments under Section 6(c)(iii) (up to a maximum of eighteen (18) months), provided the Employee timely elects COBRA coverage. Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plans, or (C) ceases to be eligible to receive the Severance Payment installments under Section 6(b)(iii).
(d)    Termination for Cause or Without Good Reason. If the Employee’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 5 hereof, or the Employee terminates this Agreement without Good Reason, then the Employee shall be entitled to and shall receive:
(i)     Accrued Compensation. All compensation due the Employee under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law. All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Employee at the time such payment otherwise would be due.
(ii)    Accrued Obligations. In addition, the Employee shall be entitled to payment of all accrued vacation pay.
7.    DEFINITIONS. Certain terms are defined where they first appear in this Agreement and are underlined for ease of reference. In addition, the following definitions shall apply for purposes of this Agreement.
“Cause” shall mean (a) acts during the Employment Period (i) resulting in a felony conviction under any Federal or state statute, or (ii) willful non-performance by the Employee of the Employee’s material employment duties required by this Agreement (other than by reason of the Employee’s physical or mental incapacity) after reasonable notice to the Employee and reasonable opportunity (not less than thirty (30) days) to cease such non-performance, or (b) the Employee willfully engaging in fraud or gross misconduct which is detrimental to the financial interests of the Corporation.
“Change in Control” shall have the same meaning ascribed to that term in the Long-Term Plan.
“Good Reason” shall mean the occurrence during the Employment Period, without the express written consent of the Employee, of any of the following:
(a)any material diminution in the nature of the Employee's authority, duties or responsibilities, or any removal of the Employee from, or any failure to reelect the Employee to, any such positions, except in connection with a termination of the employment of the Employee for Cause, permanent disability, or as a result of the Employee’s death or a termination of employment by the Employee other than for Good Reason;
(b)a material reduction by the Corporation in the Employee's Base Salary then in effect (other than any such reduction that is part of an across-the-board reduction of base salaries for all officers provided the percentage reduction in the Employee’s Base Salary is commensurate with the percentage reduction in the base salaries for all other officers);

(c)    failure by the Corporation to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which the Employee is then participating;
(d)     any material breach by the Corporation of any provisions of this Agreement;
(e)    the requirement by the Corporation that the Employee's principal place of employment be relocated more than thirty (30) miles from the Corporation’s address for notice in Section 11(i); or
(f)    the Corporation's failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation's obligations under this Agreement;
provided that the Employee notifies the Corporation of such condition set forth in clause (a), (b), (c), (d), (e) or (f) within ninety (90) days of its initial existence and the Corporation fails to remedy such condition within thirty (30) days of receiving such notice.
8.    CONFIDENTIAL INFORMATION. The Employee shall not at any time during the Employment Period or thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, plans, programs and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform the Employee’s duties hereunder. The provisions of this Section 8 shall survive the termination of the Employee’s employment and consulting with the Corporation, provided that after the termination of the Employee’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.
9.    NON-COMPETITION.
(a)    Non-competition. For a period of twenty-four (24) months immediately following the Employee’s termination of employment hereunder (the “Non-Competition Period”), the Employee shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.
(b)    Non-solicitation. During the Non-Competition Period, the Employee shall not (i) hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate the Employee’s relationship with the Corporation; or (ii) solicit, induce, or influence any proprietor, franchisee, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Corporation or its affiliates at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any of its subsidiaries.
10.    ACKNOWLEDGMENT; REMEDIES; LITIGATION EXPENSES.
(a)    Acknowledgment. The Employee has carefully read and considered the provisions of Sections 8 and 9 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, shareholders, and other employees, for the protection of the business of the Corporation, and to ensure that the Employee devotes the Employee’s entire professional time, energy, and skills to the business of the Corporation. The Employee acknowledges that he is qualified to engage in businesses other than that described in Section 9. It is the belief of the parties, therefore, that the best protection that can be given to the Corporation that does not in any way infringe upon the rights of the Employee to engage in any unrelated businesses is to provide for the restrictions described in Section 9. In view of the substantial harm which would result from a breach by the Employee of Sections 8 or 9, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law as more particularly set forth in Section 10(b) below. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.
(b)    Remedies. If the Employee violates any of the restrictive covenants set forth in Sections 8 or 9 above, and such violation continues after the Employee is notified in writing by the Corporation that he is in violation of the restrictive covenant, then (i) the Corporation shall have no further obligation to pay any portion of any Severance Payment and all such future payments shall be forfeited, and (ii) the Employee shall immediately return to the Corporation any Severance Payment previously paid to the Employee. The Employee acknowledges that any breach or threatened breach of Sections 8 or 9 would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.
(c)    Attorneys Fees. The Corporation shall be entitled to receive from the Employee reimbursement for reasonable attorneys' fees and expenses incurred by the Corporation in successfully enforcing these provisions to final judgment and the Employee shall be entitled to receive from the Corporation reasonable attorney's fees and expenses incurred by the Employee in the event the Corporation is found to be not entitled to enforcement of these provisions.
11.    MISCELLANEOUS.
(a)    Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.
(b)    Non-assignability and Non-transferability. The rights and obligations of the Employee under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during the Employee’s life.
(c)    Limitation of Waiver. The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.
(d)    Complete Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements among the Corporation and the Employee with respect to the matters covered herein.
(e)    Amendments. No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and the Employee.
(f)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.
(g)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.
(h)    Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.
(i)    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:
If to the Employee:    Annette Miller
_______________________________
_______________________________

If to the Corporation:    Regis Corporation
    7201 Metro Boulevard
    Edina, Minnesota 55439
    Attn: General Counsel
or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(j)    Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Corporation shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.
(k)    Section 409A. This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Sections 409A(a)((2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Except for any tax amounts withheld by the Corporation from the payments or other consideration hereunder and any employment taxes required to be paid by the Corporation, the Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.
(l)    Mandatory Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in the manner set forth in this Section 11(l). Either party may submit any claim arising under or in connection with this Agreement for binding arbitration before an arbitrator in Hennepin County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”). The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions. The arbitrator shall have the power to compel attendance of witnesses at the hearing. Any court having competent jurisdiction may enter a judgment based upon such arbitration. The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules. The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation. All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

REGIS CORPORATION

By:	/s/ Eric Bakken
Its: EVP

/s/ Annette Miller
Annette Miller